EXHIBIT 10.68

CONFIDENTIAL

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), dated as of October 11, 2008 (the “Effective Date”), is made by and among Nanya Technology Corporation, a company incorporated under the laws of the Republic of China (“NTC”), Qimonda AG, a company incorporated under the laws of Germany (“Qimonda”), Inotera Memories, Inc., a joint venture company limited by shares under the laws of the Republic of China (the “Company”), Micron Technology, Inc., a company incorporated under the laws of Delaware (“Micron” and, together with NTC, Qimonda and the Company, the “Parties” and each a “Party”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Share Purchase Agreement (as defined below).

RECITALS

A.           The Company was established by NTC and Infineon Technologies AG, a predecessor in interest to Qimonda (“Infineon”), pursuant to that certain Joint Venture Agreement, dated November 13, 2002 (such agreement, as amended by the first through fifth amendments thereto, the Letter of Undertaking dated December 3, 2003 and the Letter of Agreement re Assignment dated July 28, 2006, the “JV Agreement”).

B.           In connection with the entry into the JV Agreement and the operation of the Company, NTC, Infineon and the Company entered into certain agreements, including (i) the Joint Product Development and Product Swap Agreement between NTC and Infineon, as predecessor in interest to Qimonda, dated November 17, 2003 (including two Amendments and Letter Agreement re Assignment dated July 31, 2006), (ii) the Technical Information Exchange Agreement between NTC and Qimonda dated September 24, 2007, (iii) the (110nm) License and (90/70 nm) Technical Cooperation Agreement for DRAM Process Technology between NTC and Infineon, as predecessor in interest to Qimonda, dated November 13, 2002 (including fourteen Amendments, two Engineering Sample Agreements and Letter Agreement re Assignment dated July 31, 2006), (iv) the 60nm Technical Cooperation Agreement between NTC and Infineon, as predecessor in interest to Qimonda,  for DRAM Process Technology dated September 29, 2005 (including three Amendments of Letter Agreement re Assignment dated July 31, 2006), (v) the Product Purchase and Capacity Reservation Agreement among NTC, Infineon, as predecessor in interest to Qimonda, and the Company dated July 15, 2003 (including three Amendments and one Supplement), (vi) the Know How Transfer Agreement among NTC, Infineon, as predecessor in interest to Qimonda, and the Company initially dated November 13, 2002 (including two Amendments) and (vii) the Service Agreement between NTC and the Company dated July 15, 2003 (the “Ancillary JV Agreements”).

C.           In accordance with the terms of the JV Agreement, Infineon assigned all of its rights and, with certain exceptions, its obligations under the JV Agreement and the Ancillary JV Agreements to Qimonda in connection with the transfer by Infineon of all of its shareholdings in the Company to Qimonda.

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D.           On the date hereof, Qimonda and Micron have entered into a Share Purchase Agreement, to which this Agreement is attached as Exhibit A (the “Share Purchase Agreement”), pursuant to which, subject to the terms and conditions of the Share Purchase Agreement, Qimonda and its Affiliates will be selling to Micron or its nominees all of the issued and outstanding shares of common stock of the Company owned of record by Qimonda and its Affiliates (other than shares held by Qimonda and its Affiliates as foreign institutional investors under applicable ROC law).

E.           In connection with and conditioned upon the transfer of the 2nd Close Shares, effective as of the 2nd Closing, the JV Agreement and the Ancillary JV Agreements will terminate, subject to the survival of certain provisions agreed upon by the parties.

F.           It is a condition to the 2nd Closing that Micron and NTC will enter into a new joint venture agreement with respect to the Company (the “New JV Agreement”), and that Micron, NTC and/or the Company will enter into certain related agreements and modify certain existing agreements in connection therewith (the “New JV Ancillary Agreements”).

G.           On the date hereof, Micron, Micron Semiconductor B.V. and NTC have entered into a Memorandum of Understanding (the “New JV MOU”), which sets forth the current expectations of the parties with respect to principal terms of the New JV Agreement and the New JV Ancillary Agreements.

H.           It is a condition to the 1st Closing that the Buyer Parent and the Seller Parent will enter into a cross license agreement mutually agreeable to the parties (the “Patent Cross License”), which shall become effective immediately upon the 2nd Closing;

I.           Concurrently with the execution and delivery hereof, and as an inducement for the Parties to enter into this Agreement:

1.           Micron and Qimonda have entered into that certain Technology License Agreement, in the form attached to the Share Purchase Agreement as Exhibit B (the “Micron/Qimonda TLA”), which shall become effective immediately upon the later of (A) the 1st Closing and (B) the receipt of the 2nd Close FCO Approval;

2.           Infineon and Micron have entered into that certain Technology License Agreement, in the form attached to the Share Purchase Agreement as Exhibit C (the “Infineon/Micron TLA”), which shall become effective immediately upon the later of (A) the 1st Closing and (B) the receipt of the 2nd Close FCO Approval;

3.           the Company and Micron have entered into that certain Patent and Technology License Agreement, in the form attached hereto as Exhibit D (the “Company/Micron PTLA”), which shall become effective immediately upon the later of (A) the 1st Closing and (B) the receipt of the 2nd Close FCO Approval;

4.           that certain Technology Transfer Agreement for 68-50nm Process Nodes, in the form attached to the Share Purchase Agreement as Exhibit E (the “TTA”), which shall become effective immediately upon the 2nd Closing;

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5.           NTC and Qimonda have entered into that certain Termination Agreement, in the form attached to the Share Purchase Agreement as Exhibit F (the “NTC/Qimonda Termination Agreement”), dated as of the date hereof, which shall become effective immediately upon the 2nd Closing;

6.           NTC, Qimonda and the Company have entered into that certain Release Agreement, in the form attached to the Share Purchase Agreement as Exhibit G (the “Release Agreement”), dated as of the date hereof, which shall become effective upon the 2nd Closing; and

7.           Qimonda and the Company have entered into that certain Supply Agreement, in the form attached to the Share Purchase Agreement as Exhibit H (the “Supply Agreement”), which shall become effective immediately upon the 2nd Closing.

J.           The Parties desire to provide for certain agreements and undertakings with respect to, among other things, the operation and conduct of the business of the Company from the Effective Date until the 2nd Closing Date, the transition of Qimonda’s share ownership in the Company to Micron pursuant to the Share Purchase Agreement, the implementation of the terms of and the consummation of the transactions contemplated by the Acquisition Total Documents, and the transition to the New JV Agreement and the New JV Ancillary Agreements.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.           Agreements and Covenants.

1.1.           Access.  Between the date of this Agreement and the 2nd Closing Date, NTC and Qimonda shall not vote the shares they hold in the Company or otherwise exert their influence on the Company to prevent the Company from making, and the Company agrees to make, the office, facilities, machinery and equipment, inventories, assets, properties, books of account and records of the Company available at reasonable times and upon reasonable prior notice for examination and inspection by NTC, Qimonda and Micron and their respective  representatives, advisors and agents to the extent such access is necessary (i) for purposes of confirmatory due diligence and (ii) as the Company shall have determined is in the best interests of the Company; provided, however, any such Party’s inspections and examinations at the Company’s facility shall not unreasonably disrupt the normal operations of the Company.

1.2.           Voting of Shares.  Between the date of this Agreement and the 2nd Closing Date, except as expressly contemplated by this Agreement or, in the case of Qimonda, the Share Purchase Agreement, or otherwise agreed to in writing by Micron, neither Qimonda nor NTC shall:

a.           vote any Company securities in favor of the amendment of, or otherwise permit the Company to amend, the Company’s Articles of Incorporation;

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b.           resolve on any increase in the paid-in capital of the Company;

c.           vote to approve or otherwise permit the declaration, setting aside or payment of any dividend or other distribution on or in respect of the Common Stock or other shares of the Company;

d.           vote any shares of Company securities in favor of the amendment of any Acquisition Total Document or any agreement listed in Section 3.10 of the Sellers’ Disclosure Letter; or

e.           enter into any voting agreements or voting trusts, grant any proxies, or otherwise grant or transfer voting rights with respect to any securities of the Company.

1.3.           Pre-Closing Covenants.  From and after the date hereof and until the 2nd Closing, unless Micron shall have given its prior written consent for the Company to do otherwise, the Company shall not take, and neither NTC nor Qimonda shall exert their influence, through the voting of Company securities or otherwise, to cause the Company to take, any of the following actions (provided, however, that nothing in this Agreement shall require any member of the Board of Directors of the Company to violate his or her duties to the Company under applicable corporate or other Laws):

a.           operate the business of the Company other than in the ordinary and usual course of normal day to day operations of such business as conducted prior to the date hereof (the “Ordinary Course of Business”) or fail to maintain all of the facilities, assets and properties of the Company in their condition as of the date hereof, normal wear and tear excepted;

b.           eliminate or reduce the insurance coverage of the Company’s facilities, assets, properties or interests;

c.           (i) disrupt the Company’s business organizations, (ii) terminate the services of the Company’s present employees and other service providers, or (iii) terminate the Company’s present relationships with its material vendors, suppliers and customers and other Persons having business relationships with it;

d.           (i) solicit, encourage, cooperate with or facilitate (by way of furnishing information or otherwise) any inquiries or proposals (other than the transaction contemplated hereby) for the acquisition of the stock, assets or business of the Company or (ii) acquire any material assets, properties or interests other than in the Ordinary Course of Business;

e.           merge or consolidate with any other Person, amend or modify its organizational documents or effect any issuance of securities, stock split, reverse stock split or reclassification;

f.           enter into, or become obligated under, any material Contract;

g.           terminate or change, amend or otherwise modify any material Contract;

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h.           take any action to implement, or decide to implement in the future, any material technology or process not in use by the Company on the date hereof;

i.           incur or guarantee any indebtedness or suffer or permit the creation of any Lien outside the Ordinary Course of Business upon any facilities, assets, properties or interests of the Company;

j.           retain or hire any new senior management employee, increase or otherwise change the rate or nature of compensation and benefits (including wages, salaries and bonuses and benefits under pension profit sharing, deferred compensation and other employee benefit plans and programs) which is paid or payable to any employee of the Company or enter into or amend any employment, consulting or similar Contract, in each case outside the Ordinary Course of Business;

k.           release, settle or compromise any material claim, or waive any material right, of the Company or settle or compromise any pending or threatened material claim against the Company; and

l.           agree to take any action which would breach or violate any of clauses a. through  k. of this Section 1.3.

1.4.           Transition Period Assistance.  During the period commencing on the Effective Date and concluding on the 2nd Closing Date (the “Transition Period”), NTC, Qimonda and the Company shall provide their full cooperation to ensure an effective and timely transition in preparation for the 2nd Closing.

1.5.           Employees.  Qimonda agrees to continue to make available to the Company during the Transition Period, any of its employees or former employees seconded to the Company on the same terms and conditions as they are currently made available to the Company in order to permit reasonable replacement and an efficient transition, provided that such employees shall be subject to such reasonable rules and restrictions as may be established by NTC and the

Company.  Qimonda shall withdraw all such employees on the 2nd Closing Date.  Qimonda shall be responsible for any and all employee benefits, severance and termination costs and expenses relating to the withdrawal of any such employees on the Closing Date.

1.6.           Micron Board Seats.  NTC, the Company and, prior to the 2nd Closing, Qimonda agree to take all actions as may be necessary, and NTC and, prior to the 2nd Closing,  Qimonda shall cause the members of the Board of Directors of the Company appointed by each of them to vote and take such other actions as may be necessary, to call a meeting of the shareholders of the Company to be held as promptly as possible following the anticipated 2nd Closing for purposes of electing the nominees appointed by Micron to the Board of Directors and supervisors of the Company as contemplated by the New JV Agreement, and in the event the 2nd Closing is delayed for any reason beyond such anticipated 2nd Closing, to take such steps as are necessary to postpone or adjourn the meeting from time to time so that it occurs as promptly as possible following the new anticipated 2nd Closing.  In the alternative, to the extent necessary to ensure such meeting occurs as promptly as practicable following the 2nd Closing, if reasonably feasible to do so, such meeting shall be called for the purpose of full re-election of all directors of the Board and the supervisors.

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1.7.           Implementation of Acquisition Total Agreements and New JV Arrangements.  The Company, NTC, Micron and, prior to the 2nd Closing, Qimonda agree to take all actions as may be reasonably necessary, and NTC and, prior to the 2nd Closing, Qimonda shall cause the members of the Board of Directors of the Company appointed by each of them to vote and take such other actions as may be reasonably necessary, to implement the terms of and consummate the transactions contemplated by (i) the Acquisition Total Agreements, including the transition to Micron’s technology pursuant to the TTA following the 2nd Closing, and (ii) the New JV Agreement and the New JV Ancillary Agreements.

1.8.           Supply Agreement.  The Company and Qimonda agree that they will not amend or terminate the Supply Agreement, or waive the performance of or fail to enforce any provision thereof, without the prior written consent of Micron.

1.9.           Micron Financing Information Assistance.  The Company and NTC will use all reasonable efforts to provide to Micron upon request all cooperation reasonably requested by Micron in connection with the arrangement of any financing proposed by Micron in connection with the transactions contemplated by the Share Purchase Agreement, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the such financing, and (iii) similar matters.

1.10.         Financial Information.  The Company will use its reasonable efforts to cooperate with Micron and provide to Micron upon request (x) all financial information necessary for Micron to account for its investment in the 1st Close Shares and the 2nd Close Shares, and (y) any other information and cooperation regarding the Company as Micron shall reasonably request in order to aid in financial statement preparation and the reporting requirements of Micron as a United States reporting company.

1.11.         Third Party Consents. From and after the date hereof and prior to the 2nd Closing Date, and in furtherance of the consummation of the transactions contemplated hereby, by each of the other Acquisition Total Documents, the New JV Agreement and the Ancillary JV Agreements, the Company shall use its reasonable efforts to obtain such consents and waivers, to enter into such amendments, and to provide such notices, and each other Party shall provide such cooperation as is reasonably requested by the Company, with respect to (a) the US$260,000,000 Five-Year Syndicate Term Loan Agreement, dated as of January 14, 2004, by and among the Company, as Borrower, and the other parties thereto, (b) the US$672,000,000 and NT$5,700,000,000 Five-Year Syndicate Term Loan Agreement, dated as of October 14, 2004, by and among the Company, as Borrower, and the other parties thereto, (c) US$400,000,000 and NT$27,000,000,000 Five-Year Syndicated Term Loan Agreement, dated as of March 5, 2007, by and among the Company, as Borrower, and the other parties thereto, as is reasonably necessary to avoid a default or event of default, or any such incipient or prospective default or event of default, under of any of the foregoing term loan agreements and under any of the Company’s outstanding public bonds as a result, directly or indirectly, of such transactions.

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1.12.         Further Assurances.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its reasonable efforts to take or cause to be taken all reasonable action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including executing any additional instruments necessary to consummate the transactions contemplated hereby.  If at any time after the date hereof any further reasonable action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such action.

2.           Miscellaneous.

2.1.           Termination.  This Agreement shall terminate automatically in the event (A) the Share Purchase Agreement terminates pursuant to Section 9.1(a) thereof, (B) the obligations of Micron and Qimonda to consummate the 2nd Closing terminate pursuant to Section 9.1(b) thereof or (C) the 2nd Closing has not occurred by February 28, 2009.

2.2.           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 2.2 by the Party to receive such notice:

If to NTC, to:

Hwa-Ya Technology Park, 669, Fuhsing 3rd Road,
Kueishan, Taoyuan, Taiwan, R.O.C.
Attn:  Legal & IP Division
Fax:  +886-3-3962226

If to Qimonda, to:

Qimonda AG
Gustav-Heinemann-Ring 123
81739 Munich
Germany
Attention:  Legal Department
Facsimile:  (49-89) 60088-442450

with copies to:

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Cleary Gottlieb Steen & Hamilton LLP
Main Tower
Neue Mainzer Strasse 52
60311 Frankfurt am Main
Germany
Attention:  Ward A. Greenberg
Facsimile:  (49-69) 97103-199

If to the Company, to:

Hwa-ya Technology Park, 667, Fuhsing 3rd Road,
Kueishan, Taoyuan, Taiwan, R.O.C
Attn:  Legal Department
Fax:  +886 3 327 2988 ext 3385

If to Micron, to:
8000 South Federal Way
Boise, Idaho 83716-9632
Attn: General Counsel
Facsimile: (208) 363-1309

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA  94304
Attention:  John A. Fore
Facsimile:  (650) 493-6811

2.3.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

2.4.           Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

2.5.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

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2.6.           Entire Agreement.  This Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby contains the sole and entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof.

2.7.           Headings; Construction.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.  The Parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties, regardless of which Party was generally responsible for the preparation of this Agreement.

2.8.           Specific Performance.  The Parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

2.9.           Savings Clause.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present of future law, statute, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof.  The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, the Parties shall use reasonable efforts to negotiate and include in this Agreement, in lieu of such illegal, invalid or unenforceable provision, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

2.10.         Language.  This Agreement shall be prepared in the English language, and the English language version shall be official.  No translation into German, Chinese or any other language shall be taken into consideration in the interpretation of this Agreement.

2.11.         Counterparts; Delivery by Fax or E-mail.  This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail transmission shall be equally as effective as delivery of an executed hard copy of the same.  Any Party doing so shall also deliver an executed hard copy of same, but the failure by such Party to deliver an executed hard copy shall not affect the validity, enforceability and binding effect of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Transition Agreement to be executed on the date first above written.

NANYA TECHNOLOGY CORPORATION

By:	/s/ Jih Lien
Name: Jih Lien
Title: President

QIMONDA AG

By:	/s/ Kin Wah Loh
Name: Kin Wah Loh
Title: Chief Executive Officer

By:	/s/ Nicole Lau
Name: Nicole Lau
Title: Vice President and Corporate Legal Counsel

INOTERA MEMORIES, INC.

By:	/s/ Joseph Hsieh
Name: Joseph Hsieh
Title: Supervisor

By:	/s/ Jessica Chin
Name: Jessica Chin
Title: Supervisor

MICRON TECHNOLOGY, INC.

By:	/s/ D. Mark Durcan
Name: D. Mark Durcan
Title: President and Chief Operating Officer

(Signature Page of Transition Agreement)